Exhibit 99.2

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

CORPORATE PARTICIPANTS

Bryan A. Shinn U.S. Silica Holdings, Inc. - President, CEO & Director

Donald A. Merril U.S. Silica Holdings, Inc. - Executive VP, CFO & Corporate Secretary

Michael K. Lawson U.S. Silica Holdings, Inc. - Director of IR & Corporate Communications

CONFERENCE CALL PARTICIPANTS

Brandon Chase Mulvehill Wolfe Research, LLC - Director & Oil Services Analyst

David Adam Deckelbaum KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

David Christopher Smith Heikkinen Energy Advisors, LLC - Partner and Senior Oil Service Analyst

George Michael O’Leary Tudor, Pickering, Holt & Co. Securities, Inc., Research Division - Executive Director of Oil Service Research

James Knowlton Wicklund Crédit Suisse AG, Research Division - MD

John H. Watson Simmons & Company International, Research Division - VP & Senior Research Analyst

Marc Gregory Bianchi Cowen and Company, LLC, Research Division - MD

Michael Kirk LaMotte Guggenheim Securities, LLC, Research Division - Senior MD and Oilfield Services Analyst

Terrence Starling SunTrust Robinson Humphrey, Inc., Research Division - OFS Associate

William Seabury Thompson Barclays Bank PLC, Research Division - Research Analyst

PRESENTATION

Operator

Greetings, and welcome to the U.S. Silica First Quarter 2018 Earnings Conference Call. (Operator Instructions)

As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Michael Lawson, Vice President of Investor Relations and Corporate Communication for U.S. Silica.

Michael, please go ahead.

Michael K. Lawson - U.S. Silica Holdings, Inc. - Director of IR & Corporate Communications

Thanks. Good morning, everyone, and thank you for joining us for U.S. Silica’s First Quarter 2018 Earnings Conference Call.

With me on the call today are Bryan Shinn, President and Chief Executive Officer; and Don Merril, Executive Vice President and Chief Financial Officer.

Before we begin, I would like to remind all participants that our comments today will include forward-looking statements, which are subject to certain risks and uncertainties. For a complete discussion of these risks and uncertainties, we encourage you to read the company’s press release and our documents on file with the SEC.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Additionally, we may refer to the non-GAAP measures of adjusted EBITDA and segment contribution margin during this call. Please refer to today’s press release or our public filings for a full reconciliation of adjusted EBITDA to net income and the definition of segment contribution margin.

(Operator Instructions)

And with that, I would now like to turn the call over to our CEO, Mr. Bryan Shinn. Bryan?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Thanks, Mike, and good morning, everyone. I’ll begin today’s call by discussing our strong first quarter results, then I’ll give an overview of our top strategic initiatives that we expect to create significant additional value for the enterprise, including our acquisition of EP Minerals.

And finally, I’ll comment on what looks like a very positive outlook for our key markets.

Don Merril will then provide additional color on our financial performance for the quarter, before we open up the call for your questions.

Total company revenue for the first quarter of $369.3 million increased 2% sequentially, and adjusted EBITDA for the first quarter of $95.4 million was also up 2% sequentially.

First quarter contribution margin for oil and gas of $99.4 million was up 4% sequentially, driven by higher sand volumes and a very strong performance from Sandbox.

We sold a record 3.3 million tons in oil and gas during the quarter, despite some extreme winter weather conditions and a sluggish start by some of our oil and gas customers.

I’m also pleased to report that due to the breadth and depth of our mine and transload network, we were not adversely impacted by the widespread rail disruptions that many in our industry experienced in the first quarter.

Our Sandbox unit performed particularly well during the quarter with contribution margin up 23% sequentially, driven by higher volumes, lower costs and targeted price increases.

Momentum was very strong during the quarter with March setting an all-time record for monthly Sandbox loads shipped. Based on significant customer interest, we expect continued substantial growth in this business.

Revenue for our Industrial and Specialty Products business of $56.4 million was up 9% on a year-over-year basis, driven by a small uptick in volume and the positive impact of strategic price increases implemented during the quarter.

Quarterly contribution margin of $20.4 million was essentially flat on a year-over-year basis, as increased maintenance costs and higher operating expenses from the extreme winter weather offset price increases and higher volumes.

So in summary, Q1 was a very good start to 2018 financially.

Let’s move now to an update on our key initiatives that will drive growth, enhance our competitive position, diversify our sources of profits and create additional value for customers and shareholders.

First, we’re making very good progress on our 2 new in-basin mines in West Texas. I’m excited to report that the first drawing line started up at our Crane County, Texas facility in Q1. That line is currently running at approximately 500,000 tons per year, or about 50% of its initially permitted capacity, and is expected to ramp up to a production rate of 1 million tons per year by the end of Q2.

We expect that the remainder of the facility will continue to start up and reach full 4 million ton per year run rate by the fourth quarter of this year.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Our second facility in Lamesa, Texas, is on track to produce wet tons in June, with drawing commencing in Q3, and ramping to full capacity of 2.6 million tons per year by the end of 2018.

While I’m very proud of the work that our team is doing, we are behind the originally planned start-up timelines for our new West Texas facility, as are many of our competitors, demonstrating the many challenges of bringing new capacity online in this difficult location.

We continue to believe that local sand production will come online much slower than many predict, and further, that demand will grow much faster than our industry can bring on capacity, further exacerbating the current, very tight market.

During the quarter, we also announced the sale of 3 transloads located in the Permian, Eagle Ford and Appalachian Basins for $75 million in cash. Of the 57 transloads that we utilize today, these were the only facilities that we actually owned. Some speculated that this sale was a referendum on the future of Northern White sand, but nothing could be further from the truth.

This was an opportunistic transaction with one of our best logistics partners and a logical extension of our asset-light transload strategy, where third-party partners invest in infrastructure, thereby allowing us to focus capital on other higher-return alternatives.

In that regard, during the first quarter, the company repurchased approximately 2.8 million common shares for a total of $75 million.

As of March 31, 2018, we have repurchased approximately 3.5 million shares, completing the $100 million authorized under the current plan.

I’d now like to spend some time talking about our acquisition of EP Minerals. I’m very excited about the opportunity to own this business with a rare combination of advantages and strengths that will enable us to diversify our sources of profit and smooth out some of the volatility that comes from the cyclical nature of our Oil and Gas business.

There’s certainly a lot to like about EP Minerals. First, it fits within our core competencies as a mining and logistics company.

Also, they have a very attractive market structure and are #1 in the U.S. and the #2 player globally. They’ve historically had strong margins with double-digit EBITDA growth every year over the last decade and very reliable cash flows. They have diverse markets with over 10,000 customers and high recurring revenue.

On top of that, they’ve identified several bolt-on growth opportunities and possess a robust pipeline of new projects in various stages of development.

EP Minerals was exactly what we were looking for in an attractive adjacent business to our ISP segment.

We expect to close on the acquisition next week. And I think, going forward, they’ll be numerous opportunities to collaborate on several fronts, including providing sales leads and international cross-selling with our combined, broader product portfolio.

I also believe we’ll find ways to work together in new product development and sharing best practices in areas such as mining, processing and logistics.

The bottom line for me is that by adding EP Minerals to our portfolio, U.S. Silica becomes a stronger, more resilient company. Further, increasing stable consistent cash flow generation will allow us to be even more flexible and opportunistic when it comes to investing throughout oil and gas cycles.

The EP Minerals acquisition also clearly establishes U.S. Silica as a high value add minerals company with exposure to a broad array of markets, and is another step in our transformation into becoming a performance materials growth company with more consistent earnings and cash flows and even greater financial flexibility and strength.

Finally, let me provide a market outlook for both of our operating segments.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

In Oil and Gas, we continue to see strong demand for Northern White regional and local frac sand. More rigs, longer laterals, more sand pumped per foot and greater rig efficiencies from pad drilling are driving sand volumes per well up and to the right.

We estimate the total frac sand demand run rate today is greater than 100 million tons per year, and we expect demand to ramp throughout the year at a faster pace than capacity additions.

Accordingly, we expect the market to remain extremely tight throughout 2018 and into 2019.

We’ve contracted up just over 70% of our total oil and gas volumes and the weighted average length of those contracts is approximately 2.5 years.

However, given the projected tight market into the future, several customers have recently approached us about extending and upsizing some of the contracts that we’ve just signed as well as adding Sandbox delivery services to ensure uninterrupted sand supply.

Given these dynamics, we anticipate that our spot pricing will continue to increase in the second quarter at mid-single-digit rates, and that some of our contract volumes which are indexed to horizontal rig count will reset to higher pricing as well. Based on customer feedback, we also expect that Northern White sand demand will remain strong through the end of the year.

For Sandbox, we expect improved volumes and pricing in the second quarter, as we continue to add crews, increase pricing and benefit from the increased volumes of sand being pumped per well today.

For ISP, we expect a strong Q2 with higher volumes and margins, driven by positive seasonality and the new price increases that were put in effect, April 1, on certain whole-grain products. We also expect continued strength in the U.S. automotive and housing markets, driven by GDP growth forecast in the range of 2.5% to 3%.

A strong economic backdrop should continue to drive robust growth in our Glass, Foundry, Building Products and Fillers & Extenders business lines.

Furthermore, we believe the home improvement sector remains attractive. And based on conversations with our customers, we expect particularly robust growth in the composites and roofing markets.

And with that, I’ll now turn the call over to Don. Don?

Donald A. Merril - U.S. Silica Holdings, Inc. - Executive VP, CFO & Corporate Secretary

Thanks, Bryan, and good morning, everyone. I will begin with the results of our 2 operating segments, Oil and Gas and Industrial and Specialty Products.

First quarter revenue for the Oil and Gas segment was $312.9 million, slightly above the revenue in the fourth quarter of 2017, primarily driven by increased sand volumes and Sandbox activity.

The ISP segment revenue was $56.4 million, up 3% from the prior quarter, driven by higher volumes and price increases that were announced in February.

The Oil and Gas segment contribution margin on a per ton basis was $30.58 compared with $30.22 for the fourth quarter of 2017.

On a per ton basis, contribution margin for the ISP business of $23.39 was down from $25.05 in the previous quarter.

Let’s now look at total company results. Selling, general and administrative expenses in the first quarter were $34.6 million. The increase in SG&A expense is a result of increased headcount and business development expenses.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Depreciation, depletion and amortization expense in the first quarter totaled $28.6 million, up 5% over $27.3 million in the fourth quarter of 2017.

This increase is mostly due to our ongoing capital expenditures, related to our new West Texas mines and the expansion projects at some of our existing facilities.

Interest expense for the quarter was $7.1 million and the effective tax rate for the 3 months ended March 31, 2018, was 19%.

On the balance sheet, cash and cash equivalents as of March 31, 2018, was $329.5 million compared with $384.6 million at the end of 2017.

As of March 31, 2018, our working capital was $456.8 million, and we have $45.5 million available under our revolving credit facility.

As of March 31, 2018, our total debt was $510.9 million compared with $511.2 million at December 31, 2017.

During the first quarter, we completed the share repurchase authorization that was announced back in November. As of March 31, 2018, we have repurchased 3,555,104 shares at an average price including fees of $28.13 or $100 million of common stock.

Of this total, 2,828,023 of common stock were repurchased during the first quarter at an average price including fees of $26.52 for a total of $75 million worth of common stock.

During the quarter, we incurred capital expenditures of $72.3 million, primarily associated with our Permian basin and Sandbox growth projects as well as other various maintenance and cost improvement capital projects.

We continue to expect our 2018 capital expenditures to be in the range of $300 million to $350 million. We anticipate closing on our $750 million acquisition of EP Minerals by the end of this month.

We intend to finance the transaction and refinance our current debt through a new, 7-year $1.28 billion committed Term Loan B credit facility and an expanded $100 million revolving credit facility.

And with that, I’ll turn the call back over to Bryan.

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Thanks, Don. Operator, would you please open up the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question today is coming from James Wicklund from Crédit Suisse.

James Knowlton Wicklund - Crédit Suisse AG, Research Division - MD

Can you guys speak to the particular bottlenecks that you’re seeing in bringing the West Texas tonnage online? Everybody talks about shortage of truck drivers and everybody talks about the congestion on the roads. But now we’re talking about takeaway capacity and flaring gas and everything else. But specific for you guys, what do you see bringing on the West Texas tonnage? What are the bottlenecks going to be, and what are they today?

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Sure, Jim. It’s a great question. We’re currently running at about 500,000 tons a year run rate with our first line in Crane. So we had that up and started as I said in my prepared remarks. And I do expect that we’ll have that line ramped up to essentially its permitted capacity by the end of the year. So it’s coming. Generally, we’ve seen a couple of different kinds of issues out there. The first was just vendor fabrication issues. And there’s an awful lot of steel when you look at what’s involved in putting these types of facilities up. And I think ourselves and others just ran into some fabrication bottlenecks there. Labor is certainly an issue out there right now. We’re hiring people as fast as we can. But it seems like for every 10 people we hire, 1 resigns to go work somewhere else. Unemployment is really low in the Permian. And I would say the other thing that is challenging for all of us, who are bringing up mines in this environment is that the deposits are somewhat more difficult. They contain clays and muds and a lot of other things that are difficult to properly process, especially in a low water environment like most of us are running in West Texas. And then there’s just all the other sort of start-up challenges of a big site like this. So it’s a number of things. It’s not any one thing in particular. It seems like there’s a number of issues, but we’re working through them and expect to see the site ramping up in the coming months here.

James Knowlton Wicklund - Crédit Suisse AG, Research Division - MD

Okay. And the follow-up if I could. Congratulations, and thank you for the stock buyback. For any other companies that might be listening to your call today, investors really want to see companies and executives buy back stock at this point as a great use of cash. But now you’ve exhausted this authorization. I’m assuming there’s going to be another one behind it and since you’ve made a big industrial acquisition, that free cash flow now is going to be dedicated to increase stock buybacks, increasing dividends. What’s the plan going forward from here?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Sure, Jim. And as you can imagine, we think a lot about that. Every board meeting, we have a good robust discussion around uses of cash. And I think the first important point here is that we will be generating tremendous amounts of cash in the coming quarters and over the next few years. As we get this oil and gas capacity ramped up and running, I would expect that we’ll have hundreds of millions of dollars a year of free cash. And so we’ll think very carefully on how we allocate that. And I think there’s generally 3 categories that the board is looking at right now. Certainly, we will continue to make investments in some of our high return growth opportunities. So Sandbox, for example, we’ve been growing that quite a bit, and I think there’s lots of additional opportunities to take market share there and grow. The ISP business in it of itself, as we mentioned a minute ago, has been growing and we have a lot of growth projects there. And then EP Minerals as well, I think we’ll have some projects. So we want to make sure we don’t starve the growth opportunities. We also want to make sure that we’re careful kind of the second category here in managing our leverage. We’re a pretty conservative company. We’re taking on about $1.3 million in debt between the — sort of refinancing of our existing debt and EP Minerals. So we want to make sure that stays at the right level. And then, third, as you said, returning cash to investors is very important to us. Ironically, I think perhaps some people forget that we do have a dividend and we’re one of the few companies in the oil field space or companies with heavy exposure to oil field anyway that managed to maintain that dividend all through the downturn. So we have that. We just completed a $100 million buyback. And I think that we recognize the need and advantage to returning cash directly to investors. So that’s going to be a part of our plan. But as I said, to begin with and answering your question, the good news is, we have lots of cash and I think we can do some pretty interesting things with that over the next couple of years.

Operator

Our next question today is coming from William Thompson from Barclays.

William Seabury Thompson - Barclays Bank PLC, Research Division - Research Analyst

Can you maybe start with how much of your Northern White capacity or maybe your overall oil and gas capacity, excluding the Permian plant are actually shipped into the Permian? And then a follow on to that, just maybe provide a little more color around the contracts. You said 70% of oil and gas is contracted — volume is contracted at 2.5 years. Maybe the mix on regional sand versus Northern White. You mentioned a few incremental long-term contracts given the history around enforceability on those contracts, what’s the confidence on why contract now is — if we’ve historically seen downside and I highlighted before about prepayment, that’ll be helpful.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Sure. All great questions, Will. So I would say that given that we’re one of the largest suppliers into the industry, our volume flows kind of roughly would mimic the industry consumption. So Permian tends to be about 50% of the frac sand that’s consumed in the country. And so, our sales would mirror that. Obviously, right now, we’re shipping a lot of our Northern White in there. So probably about 45% to 50%, I would guess. As far as the sort of sand supply itself, we’re completely sold out right now. We’re literally selling everything that we can make. And we have had a number of good contracts that we’ve signed over the last several quarters. We’re now, I think, over 30 contracts that we have in oil and gas. We, as I said on my prepared remarks, signed a few more in Q1. And the thing I really like about our latest generation of contracts is that, as you mentioned in your question, that they involve — most of them involve a prepayment from our customers. So I think that gives us a lot more security in that we can take a prorated portion of those prepayments to earnings on a quarterly basis, whether customers buy their volumes or not. So I think that gives us a whole another level of security and certainty as compared to the more traditional take-or-pay contracts.

William Seabury Thompson - Barclays Bank PLC, Research Division - Research Analyst

That’s helpful. And then you alluded to earlier, you sold the last owned and operated transload facilities. So some of your competitors have highlighted the fact that they think that’s a competitive advantage to own and operate their transload. You mentioned that your preference is to be sort of asset-light. You have Sandbox helping on the last mile at logistics. Can you talk about — you also mentioned the fact that you’ve had no real disruptions around the rails. I mean, how do you operate in this environment, where logistics is so imperative and you don’t really have control of transload, but obviously, you have control of the last mile through Sandbox?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Yes. So it’s interesting, right? I think it’s a difference in philosophy, perhaps between us and our competitors. So if you look at the 57 transloads that we currently operate, plus or minus — or currently use rather, almost all of those except for the 3 that we sold were already run by third parties. So we’ve chosen to establish a network of trusted partners. We let them invest the capital. And then, we utilize the facilities and have contracts of varying lengths with those suppliers. And we think that works really well. Because we know that Oil and Gas is going to be a cyclical industry. What we don’t know is when the cycles are coming. And being asset-light, we have more flexibility to move in and out of the transloads as opposed to owning these assets. And we also know that the fracturing activity moves and rather than getting it locked in to a series of transloads that we’ve invested a lot of our capital into, it seems like it’s better to let others do that for us. And I think that strategy has worked really well. Generally, we’re regarded as having the best network and the best service in the industry. So I think we’ve picked the right strategy. I’d rather take our capital instead of investing it in transloads, be able to invest it in other growth projects and return that to investors.

Operator

Our next question today is coming from George O’Leary from Tudor, Pickering, Holt & Co.

George Michael O’Leary - Tudor, Pickering, Holt & Co. Securities, Inc., Research Division - Executive Director of Oil Service Research

Just piggybacking on Will’s question a little bit. And I have found the color around pricing and margins in oil and gas encouraging. Maybe could you help remind us the contract breakdown between what percentage of that is, let’s say, fixed versus activity levered? Or do you have any kind of oil price index contracts? Just curious kind of what that mix is and maybe we could hone in on how much exposure you have to those — to increase prices in the second quarter?

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

So I would say that most of the contracts that we signed recently are relatively fixed in price. We do have some, maybe 25%, I would guess that are leveraged to rig counts. Obviously, rig counts go up. We’ll see increases there and I actually mentioned that in my prepared remarks, we expect that most of the contracts that we have, that have that type of clause in it will actually move up to the next price tier in the contract. So that should give us a bit of tailwind there. I think generally, the market is extremely strong. I would say, just looking back over the last 8 or 9 years that I’ve been in this industry, say for some points in 2014, this is probably the strongest that I’ve seen in terms of demand and the market is as tight as I’ve seen it in my several years in the industry.

George Michael O’Leary - Tudor, Pickering, Holt & Co. Securities, Inc., Research Division - Executive Director of Oil Service Research

Great. That’s helpful. And then, the other part of the business, it sounds like it was gaining some steam this quarter, again, as the Sandbox business. Could you update us maybe on — and I realize the fleets have continued to get larger. But the earnings power seems to be increasing as well per fleet. Could you remind us kind of a target for 2018 in terms of how many fleets you expect to have deployed?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Sure. So we’ve said that we hope to be around 90 fleets deployed by the end of the year, and I think we’re still on track for that. We saw about 71 fleets out there running — Sandbox fleets running in Q1. We expect that we’ll continue to increase that through Q2. Demand is really strong right now. We’ve got, gee, I don’t know, probably 25 to 30 fleets that we’re currently in discussions with a variety of customers on some customers. Actually, talking to a customer just the other day that were thinking about switching 10 fleets to Sandbox. So there’s a lot of momentum there, a lot of interest in the last mile delivery. And particularly, in containerized solutions. And I think what a lot of folks recognize is that there’s just tremendous savings there. Certainly versus the pneumatic systems, we’re seeing maybe 50% fewer trucks and truck drivers to deliver by containers versus pneumatics. So there’s a lot of savings there and typically the way we think about it is, we’ll share those savings with the customer. So we make a good profit, but customers also see reduced cost and improved service. So it’s a very powerful offering.

Operator

Our next question today is coming from Michael LaMotte from Guggenheim.

Michael Kirk LaMotte - Guggenheim Securities, LLC, Research Division - Senior MD and Oilfield Services Analyst

Bryan, I’d like to circle back on the volume guidance for the second quarter. If my math is correct, and that’s always a question, we’re looking at sort of midpoint 400,000 tons of growth, which about half seems to be coming from the Crane increase. The question really is around the Northern White. I would’ve thought that given the disruptions in Q1 that Northern White volumes could have grown or will be growing more sequentially. Is there some maintenance in the second quarter? Or anything else that’s sort of keeping a governor on that, 10% to 15% or so.

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

No, Michael. So we’re just completed sold out right now. So there really isn’t any more Northern White volume. We’re obviously trying to squeeze everything we can out of our minds right now. And sometimes, as the weather warms up, we can get a few more tons through our facilities. But say for that, we’re already at capacity for Northern White and pushing just absolutely hard as we can. In terms of the overall volume guidance, talking about being up maybe 10% to 15% for oil and gas. I think that’s just purely a factor of how much we can produce and mostly, it’s how much comes out of Crane County here in Q2. It’s not demand related at all. It’s purely a supply, and how much we can squeeze out of our system with the kind of tight market that we’re in right now.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Michael Kirk LaMotte - Guggenheim Securities, LLC, Research Division - Senior MD and Oilfield Services Analyst

Okay. And so capacity constraint is a good thing for price and it’s certainly is consistent with what you’re seeing there. The second question is on Sandbox. As I look at the final mile market and how the pneumatics are really going away as quickly as you and your competitors in that space roll out capacity, at 90 or so fleets, looking at — I know it’s a bit early to be looking at 2019, but the growth rate I suspect would slow as we go into next year. And the focus would really shift more on efficiency initiatives and asset turnover. I’m kind of curious as to the kinds of technologies and initiatives you have to focus on efficiency in Sandbox and asset turnover.

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Sure. So I think — just to your point around growth, for the next 12 to maybe as much as 24 months, I think we’ll see the industry converting away from pneumatics and moving to the next generation of last mile solutions of which I think Sandbox is the premier solution out there today. So that kind of share shift what will happen. And then after that, the growth probably will be more determined by changes in overall demand in the market. We continue to see sand intensity going up as I think it’s been noted by others and happy to talk more about that if folks have interest in it. But there are a number of technologies that we’re working on in Sandbox to help improve our efficiencies, and we’re also looking at opportunities to get more sand per box. So the team has initiative there. We’re looking at a variety of other technologies associated with driver networking and dispatch times to be able to shorten the flow times of product. And we’re also looking at — constantly looking at reengineering some of our systems and equipment to make them more efficient. So the team has a lot of things going on right now. But I would say our primary focus is market penetration, and gaining that share that we know is going to be in play over the next 12 to 24 months.

Michael Kirk LaMotte - Guggenheim Securities, LLC, Research Division - Senior MD and Oilfield Services Analyst

How much more sand per box do you think you could get?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

I think we could probably get another 10% to 15% in there, and the team is working on that pretty diligently. So that’ll come sort of right off the top in terms of improved margins for every additional percent you get in there. All that drops right to the bottom line. So I think we’re also looking at continuing to improve the profitability of Sandbox, which is admittedly already pretty robust. But we think there’s still opportunity there.

Operator

Our next question today is coming from Chase Mulvehill from Wolfe Research.

Brandon Chase Mulvehill - Wolfe Research, LLC - Director & Oil Services Analyst

I guess, if we can kind of come to Q2 guidance a little bit. I don’t know if you want to kind of provide a little bit more color on your outlook for oil and gas contribution margin per ton. You gave us some good color last quarter about what you expect that to be in the first quarter and you beat that. But maybe give us some color on kind of your outlook for 2Q for oil and gas contribution margin per ton.

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Okay. So I think it’s probably going to be flattish at this point, based on what we see. And as I think about oil and gas in general in Q2, as I mentioned earlier, we are going to be constrained by our ability to produce tons. Hopefully, we can beat that 10% to 15% volume number, but we’ll see on that. I think we will see some improvements in spot pricing. We talked on my prepared remarks about a — kind of mid-single digit increase in spot pricing. So that’s certainly a positive for contribution margin per ton. But we only have about 25% to 30% of our volumes exposed to that. We do usually see some positives in our manufacturing facilities as the weather warms up. It’s easier to dry the sand, throughput can increase a little bit,

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

things like that. I would say, on the other side of the coin, I think it worries me in terms of margins in oil and gas for Q2. It’s just that we continue to make sure that we serve our customers and as we’re a little behind to getting Crane County up, we’re supplying customers typically from other sites, either in the Texas region or in some cases even Northern White, and the logistics costs associated with that are a little bit higher. So we try to balance all that out. And so when I look at all the puts and takes, right now, I would say kind of flattish for CM per ton in Q2. But we’re obviously working really hard to see if we can do better than that.

Brandon Chase Mulvehill - Wolfe Research, LLC - Director & Oil Services Analyst

And just to confirm, when you say flattish oil and gas, that’s inclusive of Sandbox, correct?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Correct.

Brandon Chase Mulvehill - Wolfe Research, LLC - Director & Oil Services Analyst

A quick follow-up. Sounds like you’re pretty positive about sand fundamentals this year. So kind of — a couple of questions around that. Given the positive backdrop, what’s your outlook for Lamesa potentially going to 4 million tons at some point in the medium term? And then maybe your view on kind of Eagle Ford in-basin mines, we’ve seen a lot of announcements there. Should we expect that Silica should be exploring options down there? Or do you just think that the adoption of that sand would be slow given the quality?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Really great question. And I think we have gotten a lot of demand requests for Lamesa. We have a number of contracts up there. And I think that as soon as we get that up and running, we’d obviously like to push that as hard as possible. We know we’ve got a couple of large customers in particular that are waiting with bated breath for that plant to come online. So I think that’s going to be a very popular supply spot, especially given its location up north in the Midland. As far as other in-basin sand, I think it’s very interesting. I know that there’s a lot of commentary in the industry around this right now. And bottom line is, I think a lot of the concerns over this supply are sort of way overdone. And the main reason — and you picked up on it in your question, is that typically the deposits we’ve seen outside the Permian and it’s not just the Eagle Ford but we’re looking at all the basins obviously. Almost universally, are another step down in quality. And so what do I mean by that? Well, if you look at the Permian 100 mesh, maybe it’s a 7 or 8K crush sand which is a big step down from Northern White. But customers have found a way to make that work. Or at least some customers have, others still don’t like it. But when you step down to some of the other regions, we’re talking 3, 4K crush. So typically 50% lower quality, particularly on crush. And as we’ve talked to a number of the energy and service companies out there, even those who tend to be more flexible around product specifications, we haven’t found hardly any of them that want to touch that sand. So we’re watching that, we’re looking at it carefully. But at this point, it feels to me like, it’s not going to be the kind of wave like we’ve seen in the Permian, where perhaps the quality in many cases is good enough. When you get to the Eagle Ford, the Marcellus, some other areas that are purported to have sand mines coming up. I really think the adoption rate is going to be much, much different than what we might see in the Permian. And quite frankly, even there, we’ve had a number of customers. A very large customer came to us just in the last couple of weeks and said look, we thought we wanted to use the Permian sand, but the quality there even is not good enough. And so they asked if we could sign — or they could sign with us a large Northern White contract. And this is a very sophisticated large customer. So a lot of opinions out there. I feel like though that as you picked up in your question, generally, the quality as you get further and further afield from the Permian, the quality gets even worse which is going to limit adoption of those products.

Operator

Our next question is coming from Marc Bianchi from Cowen and Company.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Marc Gregory Bianchi - Cowen and Company, LLC, Research Division - MD

I guess, back on the contribution margin for first quarter that was $30.60 a ton, did that include the $9.4 million that was cited in the adjusted EBITDA numbers? So was that a cost that’s included in the contribution margin for the Oil and Gas segment?

Donald A. Merril - U.S. Silica Holdings, Inc. - Executive VP, CFO & Corporate Secretary

Yes. Well, we took that out, right, to get to that adjusted contribution margin. And we think rightfully so, right? I mean, these are start-up costs that are related to unforeseen issues that Bryan talked about in our expansion plans. So we can’t capitalize them, they’re not inventoriable. So — and we don’t expect them to continue. So we pulled them out of that number to give you a better look at the contribution margin vitality in oil and gas.

Marc Gregory Bianchi - Cowen and Company, LLC, Research Division - MD

Okay. Okay. So then the $99.4 million of contribution margin in the first quarter for oil and gas, did or did not include $9.4 million of cost?

Donald A. Merril - U.S. Silica Holdings, Inc. - Executive VP, CFO & Corporate Secretary

It was in...

Marc Gregory Bianchi - Cowen and Company, LLC, Research Division - MD

I’m not asking about adjusted EBITDA, just the contribution margin for the segment.

Donald A. Merril - U.S. Silica Holdings, Inc. - Executive VP, CFO & Corporate Secretary

Right. Right. It was taken out of that number.

Marc Gregory Bianchi - Cowen and Company, LLC, Research Division - MD

Okay. Okay. And then, Bryan, in your kind of thought on things being flat for second quarter, should we think about that also excluding any of those start-up costs?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

I’m sorry. Can you repeat the question?

Marc Gregory Bianchi - Cowen and Company, LLC, Research Division - MD

Oh, just the thought of contribution margin in response to Chase’s question, you mentioned that it should be flat sequentially. Is that also excluding those onetime costs?

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Yes. So our guidance in Q2 assumes that we’re not going to have — we’re going to have substantially less of the start-up costs that we saw in Q1 and Q2.

Marc Gregory Bianchi - Cowen and Company, LLC, Research Division - MD

Okay. Okay. And then I think if — we were talking last quarter and looking at the 30% to 35% volume growth for kind of in the second quarter, obviously, there’ve been some delays with the ramp of Crane and all. Would you anticipate to be able to get to that level in the third quarter? I think it worked out to something like a little over 1 million — 4 million tons? Is that a reasonable thought or is the ramp even more delayed than that?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

4 million tons of oil and gas volume? Mark, is that your question?

Marc Gregory Bianchi - Cowen and Company, LLC, Research Division - MD

Yes. That’s right.

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Yes. I think we can get to that.

Operator

Our next question is coming from David Deckelbaum from KeyBanc Capital Markets.

David Adam Deckelbaum - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

I know you guys have answered a lot of questions around pricing going into the next quarter. But I was just looking for maybe a little bit more clarity at the sake of being redundant here. But with the contracts that are rolling, is it fair to assume that these are like 2-year legacy contracts, so the price reset for those would be in the healthy double-digits?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

So we don’t have a lot of contracts rolling. We’ve actually signed a lot of contracts in the last 12 months, given all of the new capacity. So I don’t think we’re going to see a meaningful role in terms of contracts in the short term.

David Adam Deckelbaum - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Okay. So then the guidance that you gave on spot pricing. Just on average, I guess corporate-wide on a per ton basis, you think pricing should be in that sort of low single digits sequentially for 2Q then?

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Correct. So spot pricing looks really strong right now. So that’s probably going to be — spot pricing of itself will be higher than low single digits. But when you average it across all the pricing, given that 75% is controlled by contract plus or minus, and only 25% is exposed to the spot market, on average, we said mid-single digits.

David Adam Deckelbaum - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Got it. And I wanted to revisit some of the comments that you made about sort of the large sophisticated customer that felt that some of the in-basin sands was not necessarily up to — is this a very recent occurrence? And I guess, it’s fair to assume this would’ve been using a peer’s sand and not necessarily Silica’s? And I guess, how does this have you sort of thinking about the adoption curve of sort of the in-basin sand, I guess, one for Silica, but broadly for the volumes coming online there?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Yes. So it’s a really good question. And I think our customers fit into 3 broad groups. You have some who have clearly already said, “Look, this sand is good enough for us. We are happy with the results. I think we’re happy with the results.” And so that’s kind of the baseload customer set, if you will. Then on the other side of that, you’ve got customers who said, “Absolutely not. We’re not interested in this.” And then in the middle, I think which — a lot of customers said is that, they’re kind of either waiting and seeing or they’ve tried it and they’re waiting for well results or there’s kind of a — a bit of a tug-of-war going on between the technical and the business teams or something like that. So it’d be interesting to see which way some of those customers in the middle move, and it feels like they probably won’t stay in that middle ground. They’re going to either move to one side or the other. Now this particular fairly large customer had kind of done all their work, done some test wells and they weren’t really happy with the results and so they were looking to go back to Northern White sand. It’s hard to say, what percentage of the customers in that kind of middle bucket move to the left or to the right, if you will. But we’ll just have to wait and see. I think the important takeaway is that, it’s not like everybody is saying, this is — is the perfect product and is going to adopt it. And look, if you think about this industry, no matter what it is, it seems like there’s a wide spectrum of opinions and there’s frequently disagreement on almost everything from a technical nature in terms of completion. So I guess, it shouldn’t be surprised that there’ll be disagreement around which types of proppant to use as well.

David Adam Deckelbaum - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

I guess, just a quick follow-up on that. Do you think that the solution then is ultimately going to be for customers like the one that you had this experience with, that they’ll be using some of the in-basin sand and blending it with more Northern White and more — the higher crush strength sand out there or this is a — we don’t want to use it at all?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Yes. We haven’t seen a lot of customers blending the sand. It tends to be one way or the other. Either customers like their local sand and they use that almost exclusively, or they don’t. And they use Northern White or some of the regional sands that they perhaps have been using for a long time. And I think the other point here that maybe is — some folks miss is that, no one is for sure what the long-term implications of using this lower quality sand will be in terms of well performance. And in some cases, it takes a while, many months or years to be able to know that. And some companies will take the chance and move ahead and others won’t.

Operator

Our next question today is coming from John Watson from Simmons & Company.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

John H. Watson - Simmons & Company International, Research Division - VP & Senior Research Analyst

On rail, I know it hasn’t been an issue for you, but for the industry, do you expect some level of disruption from rail in Q2? And is that contributing to your guidance for spot pricing to move higher during the quarter?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

So a good question, John. It seems like most of the rail disruptions have gotten ironed out. I don’t expect we’re going to see a lot from rail. We may see some disruptions from barging. I’m not sure it’s, once again, maybe one of these things that’s not that appreciated in the industry at this point. But there’s been tremendous flooding in the Ohio River and Mississippi River areas, kind of all up and down that waterway system. And so you’re seeing record-high water levels on both Ohio River and the Mississippi, and there’s a lot of barges and freight that is tied up on the river right now and several companies, including ourselves, use that as a shipping lane. And so I think in Q2, that probably much more than rail could impact our industry. I don’t think it’s going to be a dramatic impact, but it’s yet another thing that further exacerbates what’s already a pretty tight supply and demand situation.

John H. Watson - Simmons & Company International, Research Division - VP & Senior Research Analyst

Okay. Got it. Unrelated on ISP, for Q2, volumes and margins are moving higher. Is Q3 of ‘17 a decent watermark for us to look at for Q2 of ‘18?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

So I think we’ll probably be a little bit better than that quite honestly. Right now, our forecast for Q2 and Q3 of — for ISP are pretty darn strong. We’re seeing additional volumes and we expect margins and pricing to be up substantially. We’d announced a price increase in January, which has come through. But we actually just announced another price increase in the industrial business in April for some customers. And so that will start to come in Q2. But obviously, hit fully in Q3. So I feel pretty good about ISP. I think we’re going to see some very strong quarters ahead.

Operator

Our next question is coming from Ken Sill from SunTrust Robinson Humphrey.

Terrence Starling - SunTrust Robinson Humphrey, Inc., Research Division - OFS Associate

This is Terry Starling in for Ken. My question is on Sandbox and how to think about the contribution to revenue growth going forward. As the volumes start to increase and that you keep adding fleets, should we see a higher — I guess more accretive to margins going forward?

Bryan A. Shinn - U.S. Silica Holdings, Inc. -President, CEO & Director

So I think you’ll see a couple of things. One is, as we add fleets, some sort of linear scaling in terms of revenue, obviously. I would hope that we get some additional leverage beyond that in terms of margin, because you don’t have to add the fixed cost on a one-for-one basis. Or said another way, when you add that next crew, the fixed cost — total fixed cost per crew that are out there goes down just a little bit. So I think we’ll see good momentum there. Q1 for example, we saw revenue up 11% and contribution margin up about 23%. And I expect that we’ll continue to see some pretty nice increases as we go forward here in Q2 and Q3 and beyond. So I’m pretty excited about Sandbox. We’re working hard on our cost. We’ve had to scale the operations a lot there. And sometimes when you’re scaling operations dramatically, like we’ve been with Sandbox, you can overshoot a bit on cost. And I think we’ll continue to kind of trim that and rightsize our expenses. So that should help profitability as well.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Terrence Starling - SunTrust Robinson Humphrey, Inc., Research Division - OFS Associate

Okay. And then, I guess the follow-up on the sand question. I noticed you guys mentioned the issue with organic material in the sand deposits and drying it and the — some of the delays with the equipment. How would you — like how would you rank the importance of crush strength versus clay organic material in the proppant in terms of what a customer wants? And then just — and kind of a follow-up to that, is this something that a lot — that you believe is fairly pervasive in the Permian and that a lot of these mines once they start pulling the sand out, start cleaning and start drying and testing it that the quality or the amount of available capacity really isn’t what they thought initially just by looking at the area of the mine?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Sure. So to your first question, you want to strip out as much of the things in the deposit that are not sand. So clays, muds, other impurities because typically those elements have very little to no crush strength. And so you could imagine, let’s just say, take a worst case scenario and you had a product that was 50% sand and 50% clay or something. Now the crush strength would be very, very low on that. So part of what we do in this industry is take out all those impurities. And in West Texas, just because of the nature of the deposits, and the fact that you tend to operate in a low water environment, it makes it harder and harder to clean that product up. And I would say, after looking at probably, I don’t know, 100 different deposits before we pick the ones that we did, which we thought were the — some of the best that we’ve seen, yes, that problem is pervasive. And you see others out there in the industry, struggling as well to do that processing. And I think ultimately, that might limit the sort of effective capacity of what’s been installed. And it’s another interesting point, when someone announces a 3 million-ton mine site and maybe they put some equipment up, that doesn’t mean they’re actually shipping 3 million tons out the back door, right? So we look at it through a bit of a different lens and understand that just because it has a nameplate capacity, that’s not what’s actually available to sell to customers. And the more difficult it is to mine and process, typically the lower the kind of effective capacity of those assets would be.

Terrence Starling - SunTrust Robinson Humphrey, Inc., Research Division - OFS Associate

And then how would you rank, I guess, crush — I guess, the organic materials more because it reduces the overall crush strength of a — I guess, volume of sand. Is that correct? It’s not so much that the organic material will — has a impact for the well or causes other issues?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

It does cause other issues. Because as the crush strength overall gets lower, what you find is that those other materials crush into smaller particles, and they can clog up the flow pathways in the wellbore. And so that’s why customers want high crush sand, it’s not just for the fact that they want a high crush, it’s — that they don’t want the grains to crush when they get under the tremendous pressure that they’ll find down in the well, because when they crush, they form small particles that clog up the pathways for the oil or gas to flow out. And ultimately, inhibit the production of the well. So that’s why crush is really important.

Operator

Our final question today is coming from David Smith from Heikkinen Energy.

David Christopher Smith - Heikkinen Energy Advisors, LLC - Partner and Senior Oil Service Analyst

I wanted to circle back to Sandbox. Pretty solid quarter. I think you said 71 crews in Q1. Wondering if you could tell us roughly how many boxes are associated with that or just maybe roughly a good average for — a good recent average for boxes per crew?

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Yes. I would say that our crews probably average about 60 boxes per crew right now. When we bought the business, it was more like 40. And we’re actually building crews now that have 80 or 90 boxes. But today, we’re probably averaging 60. And that’s just a — kind of an artifact of the tremendous increase that we’ve seen in sand per well. So it’s good news for us, because every time we turn a box, we get paid. And so — more so than just the number of crews themselves, kind of — the number of boxes that are circulating or the metric that we talk about internally is, how many loads of sand and a load equals 1 box. How many loads of sand did we deliver in the quarter? So that’s probably the main internal metric that we use to monitor the progress of Sandbox, say, through a month or through a quarter.

David Christopher Smith - Heikkinen Energy Advisors, LLC - Partner and Senior Oil Service Analyst

Great color. Also just curious about your expectations for weather or how much higher steel prices would impact Sandbox on a CapEx per unit basis?

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Sorry. Higher what kind of prices?

David Christopher Smith - Heikkinen Energy Advisors, LLC - Partner and Senior Oil Service Analyst

Steel prices.

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Oh, steel. Yes. So it’s a great question. And we’ve seen fabrication prices go up a bit. But we had preordered some equipment and actually we had a specialized steel that we use for the boxes. And so we tend to keep at our fabricator. We keep some inventory of that on hand already. And so we had purchased — prepurchased some steel back before some of the recent discussions around tariffs drove the prices up. So at least in the short term anyway, I don’t think we’ll see a lot of impact from that.

Operator

We’ve reached the end of our question-and-answer session. I’d like to turn the floor back over to Bryan for any further or closing comments.

Bryan A. Shinn - U.S. Silica Holdings, Inc. - President, CEO & Director

Okay. Thank you very much, operator. I’d like to close today’s call by thanking everyone who helped us deliver a really strong start to 2018. And I want to reiterate that I think we’re positioned for our best year ever in 2018. And we certainly expect record performance across the company. Thanks, everyone, for dialing in, and have a great day.

Operator

Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.

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APRIL 24, 2018 / 1:00PM, SLCA - Q1 2018 U.S. Silica Holdings Inc Earnings Call

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